Exhibit 99.1

Investor Contact: Logan L. Bonacorsi
(314) 719-1755
llbonacorsi@olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES THIRD QUARTER 2019 RESULTS

Third Quarter 2019 Highlights

•	Net income of $44.2 million and adjusted EBITDA of $292.9 million

•	Full year 2019 net income forecast of $30 million to $59 million

•	Adjusted EBITDA 2019 forecast of $930 million to $980 million

Clayton, MO, October 31, 2019 - Olin Corporation (NYSE: OLN) announced financial results for the third quarter ended September 30, 2019.

Third quarter 2019 reported net income was $44.2 million, or $0.27 per diluted share, which compares to third quarter 2018 reported net income of $195.1 million, or $1.16 per diluted share. Third quarter 2018 results included a pretax gain of $110.0 million of insurance recoveries for environmental costs incurred and expensed in prior periods. Third quarter 2019 adjusted EBITDA of $292.9 million excludes depreciation and amortization expense of $156.0 million, restructuring charges of $4.9 million, and information technology integration costs of $24.5 million. Third quarter 2018 adjusted EBITDA was $398.3 million. Sales in the third quarter of 2019 were $1,576.6 million compared to $1,872.4 million in the third quarter of 2018.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “During the third quarter, the Chlor Alkali Products and Vinyls and the Epoxy businesses have experienced weakness in demand across several product areas, which negatively impacted both volumes and pricing. We expect further weakness in both volume and price in the fourth quarter. In the third quarter of 2019, adjusted EBITDA in the Winchester business improved from the third quarter of 2018 levels. This represents the first quarter since 2016 that the business has realized a year-over-year quarterly improvement in adjusted EBITDA.

“The previously disclosed award by the U.S. Army to Olin’s Winchester business to operate the government-owned Lake City ammunition facility in Independence, Missouri is a significant event for Winchester. We expect this multi-year contract to increase Winchester’s annual revenue by approximately $450 million to $550 million with a corresponding improvement in adjusted EBITDA of approximately $40 million to $50 million annually. The contract becomes effective in the fourth quarter of next year.”

OUTLOOK

Olin believes the challenging demand and price environment that the Chlor Alkali Products and Vinyls and the Epoxy businesses have been facing will continue through the fourth quarter of 2019. As a result, Olin now expects full year 2019 net income of $30 million to $59 million, with corresponding adjusted EBITDA of $930 million to $980 million.

The Chlor Alkali Products and Vinyls business expects to continue to experience lower demand from urethane, agricultural, refrigerant, alumina, and pulp and paper customers. Third quarter 2019 caustic soda prices declined slightly in Olin’s system compared to second quarter 2019. Caustic soda prices are expected to decline further in the fourth quarter. The fourth quarter decline is forecast to occur primarily in the export market.

The Epoxy business has faced weaker product demand from automotive, electrical laminate, and industrial coatings customers throughout 2019, which has put pressure on epoxy resin prices. During the first nine months of 2019, epoxy resin prices have declined approximately 15% globally. Additional epoxy resin price declines are forecast in fourth quarter 2019. During the early part of the year, these price declines were partially offset by lower raw material costs, primarily benzene and propylene costs. The third quarter actual and the fourth quarter forecast for raw material costs are similar to the second quarter levels.

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes and includes the (losses) earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the third quarter 2019 were $876.3 million compared to $1,051.1 million in the third quarter 2018. Third quarter 2019 segment earnings were $112.7 million compared to $210.8 million in the third quarter 2018. The decreases in the third quarter sales and segment earnings compared to the third quarter of 2018 were primarily due to decreased caustic soda pricing and volumes. The lower segment earnings compared to prior year also reflected lower raw material and lower operating costs. Chlor Alkali Products and Vinyls third quarter 2019 results included depreciation and amortization expense of $122.2 million compared to $122.3 million in the third quarter 2018.

EPOXY

Epoxy sales for the third quarter 2019 were $511.6 million compared to $647.3 million in the third quarter 2018. The decrease in Epoxy sales was primarily due to lower product prices and lower volumes. The third quarter 2019 segment income was $24.2 million compared to $31.1 million in the third quarter 2018. The decrease in Epoxy segment earnings was primarily due to lower product prices, partially offset by lower raw material costs, primarily benzene and propylene, and lower operating costs. Epoxy third quarter 2019 results included depreciation and amortization expense of $26.9 million compared to $25.2 million in the third quarter 2018.

WINCHESTER

Winchester sales for the third quarter 2019 were $188.7 million compared to $174.0 million in the third quarter 2018. The increase in sales was primarily due to higher commercial sales. Third quarter 2019 segment earnings were $13.9 million compared to $10.3 million in the third quarter 2018. The increase in segment earnings was primarily due to higher commercial ammunition volumes and lower commodity and other material costs, partially offset by lower selling prices. Winchester third quarter 2019 results included depreciation and amortization expense of $5.2 million compared to $4.9 million in the third quarter 2018.

CORPORATE AND OTHER COSTS

Third quarter 2019 credits to income for environmental investigatory and remedial activities were $0.8 million compared to $110.8 million in the third quarter 2018. The credits for the third quarter 2018 included a gain of $110.0 million from an environmental insurance-related settlement. Without the settlement, credits to income for environmental investigatory and remedial activities would have been $0.8 million in the third quarter 2019 compared to $0.8 million in the third quarter 2018.

Other corporate and unallocated costs in the third quarter of 2019 increased by $0.7 million compared to the third quarter 2018, primarily due to higher costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and the related infrastructure costs, partially offset by lower legal fees associated with the environmental recovery actions in 2018.

DIVIDEND AND SHARE REPURCHASES

On October 23, 2019, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on December 10, 2019, to shareholders of record at the close of business on November 12, 2019. This will be the 372nd consecutive quarterly dividend to be paid by the Company.

On August 5, 2019, Olin entered into an accelerated share repurchase (ASR) agreement with Goldman Sachs & Co. LLC to repurchase $100.0 million of Olin’s common stock. Under this agreement, Olin paid $100.0 million to Goldman Sachs and received an initial delivery of 4.3 million shares in August 2019. The transaction had not settled as of September 30, 2019; however, in October 2019, we received approximately 1.4 million additional shares as settlement of the transaction, which resulted in a total of approximately 5.7 million shares repurchased under this ASR agreement. During 2019, approximately 7.4 million shares of common stock have been repurchased at a cost of $135.6 million. As of September 30, 2019, Olin had approximately $314 million available under its share repurchase authorization.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss third quarter 2019 financial results at 10:00 a.m. Eastern time on Friday, November 1, 2019. Associated slides, which will be available one hour prior to the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-

current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	failure to control costs or to achieve targeted cost reductions;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	complications resulting from our multiple enterprise resource planning systems and the conversion to a new system;

•	changes in, or failure to comply with, legislation or government regulations or policies;

•	the failure or an interruption of our information technology systems;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	unexpected litigation outcomes;

•	adverse changes in international markets, including economic, political or regulatory changes;

•	weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;

•	failure to attract, retain and motivate key employees;

•	our substantial amount of indebtedness and significant debt service obligations;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	our long range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2019-22

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2019	2018	2019	2018
Sales	$1,576.6	$1,872.4	$4,722.9	$5,311.1
Operating Expenses:
Cost of Goods Sold(b)	1,357.6	1,441.7	4,168.6	4,431.1
Selling and Administration	110.8	110.8	314.8	321.6
Restructuring Charges	4.9	3.3	12.7	13.7
Acquisition-related Costs	—	0.4	—	1.0
Other Operating Income (Expense)(c)	0.1	(1.7)	0.3	6.4
Operating Income	103.4	314.5	227.1	550.1
Earnings (Losses) of Non-consolidated Affiliates(d)	—	0.4	—	(20.2)
Interest Expense	63.9	59.2	179.2	184.0
Interest Income	0.2	0.3	0.7	1.1
Non-operating Pension Income	4.1	5.4	12.2	16.2
Other Income(e)	—	—	11.2	—
Income before Taxes	43.8	261.4	72.0	363.2
Income Tax (Benefit) Provision	(0.4)	66.3	6.1	88.6
Net Income	$44.2	$195.1	$65.9	$274.6
Net Income Per Common Share:
Basic	$0.27	$1.17	$0.40	$1.64
Diluted	$0.27	$1.16	$0.40	$1.63
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	161.9	167.0	163.7	167.1
Average Common Shares Outstanding - Diluted	162.8	168.6	164.5	168.9

(a)	Unaudited.

(b)	Cost of goods sold for both the three and nine months ended September 30, 2018 included pretax insurance recoveries for environmental costs incurred and expensed in prior periods of $110.0 million.

(c)
Other operating income (expense) for both the three and nine months ended September 30, 2018 included a $1.7 million loss on the sale of land. Other operating income (expense) for the nine months ended September 30, 2018 also included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(d)	Earnings (losses) of non-consolidated affiliates for the nine months ended September 30, 2018 reflect a $21.5 million non-cash impairment charge recorded during the second quarter.

(e)	Other income for the nine months ended September 30, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Segment Information(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2019	2018	2019	2018
Sales:
Chlor Alkali Products and Vinyls	$876.3	$1,051.1	$2,657.7	$3,005.9
Epoxy	511.6	647.3	1,554.4	1,794.4
Winchester	188.7	174.0	510.8	510.8
Total Sales	$1,576.6	$1,872.4	$4,722.9	$5,311.1
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls(b)	$112.7	$210.8	$303.8	$490.7
Epoxy	24.2	31.1	38.6	33.8
Winchester	13.9	10.3	33.1	34.1
Corporate/Other:
Environmental Income (Expense)(c)	0.8	110.8	(18.2)	104.1
Other Corporate and Unallocated Costs(d)	(43.4)	(42.7)	(117.8)	(124.5)
Restructuring Charges	(4.9)	(3.3)	(12.7)	(13.7)
Acquisition-related Costs	—	(0.4)	—	(1.0)
Other Operating Income (Expense)(e)	0.1	(1.7)	0.3	6.4
Interest Expense	(63.9)	(59.2)	(179.2)	(184.0)
Interest Income	0.2	0.3	0.7	1.1
Non-operating Pension Income	4.1	5.4	12.2	16.2
Other Income(f)	—	—	11.2	—
Income before Taxes	$43.8	$261.4	$72.0	$363.2

(a)	Unaudited.

(b)
Earnings (losses) of non-consolidated affiliates are included in the Chlor Alkali Products and Vinyls segment results consistent with management’s monitoring of the operating segments. The earnings of non-consolidated affiliates were $0.4 million for the three months ended September 30, 2018. The losses of non-consolidated affiliates were $20.2 million for the nine months ended September 30, 2018, which reflect a $21.5 million non-cash impairment charge recorded during the second quarter of 2018.

(c)
Environmental income (expense) for nine months ended September 30, 2019 included $4.8 million of an environmental insurance-related settlement gain. Environmental income (expense) for both the three and nine months ended September 30, 2018 included pretax insurance recoveries for environmental costs incurred and expensed in prior periods of $110.0 million.

(d)
Other corporate and unallocated costs included charges of $24.5 million and $7.5 million for the three months ended September 30, 2019 and 2018, respectively, and $60.1 million and $25.5 million for the nine months ended September 30, 2019 and 2018, respectively, associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(e)
Other operating income (expense) for both the three and nine months ended September 30, 2018 included a $1.7 million loss on the sale of land. Other operating income (expense) for the nine months ended September 30, 2018 also included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(f)	Other income for the nine months ended September 30, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Consolidated Balance Sheets(a)

	September 30,	December 31,	September 30,
(In millions, except per share data)	2019	2018	2018
Assets:
Cash & Cash Equivalents	$177.4	$178.8	$156.7
Accounts Receivable, Net	849.9	776.3	1,009.2
Income Taxes Receivable	17.5	5.9	12.8
Inventories, Net	700.7	711.4	724.4
Other Current Assets	24.1	35.0	35.2
Total Current Assets	1,769.6	1,707.4	1,938.3
Property, Plant and Equipment (Less Accumulated Depreciation of $3,112.4, $2,781.0 and $2.651.2)	3,367.0	3,482.1	3,456.7
Operating Lease Assets, Net	314.6	—	—
Deferred Income Taxes	30.3	26.3	24.8
Other Assets	1,170.1	1,150.4	1,159.6
Intangibles, Net	461.9	511.6	528.3
Goodwill	2,119.1	2,119.6	2,119.6
Total Assets	$9,232.6	$8,997.4	$9,227.3
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$1.1	$125.9	$0.9
Accounts Payable	647.7	636.5	709.4
Income Taxes Payable	9.8	22.6	22.1
Current Operating Lease Liabilities	71.2	—	—
Accrued Liabilities	347.4	333.3	341.3
Total Current Liabilities	1,077.2	1,118.3	1,073.7
Long-term Debt	3,339.0	3,104.4	3,336.4
Operating Lease Liabilities	248.2	—	—
Accrued Pension Liability	622.4	674.3	589.6
Deferred Income Taxes	515.5	518.9	548.6
Other Liabilities	765.6	749.3	756.1
Total Liabilities	6,567.9	6,165.2	6,304.4
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 159.7 Shares (165.3 and 166.8 in 2018)	159.7	165.3	166.8
Additional Paid-in Capital	2,128.6	2,247.4	2,276.9
Accumulated Other Comprehensive Loss	(672.7)	(651.0)	(571.3)
Retained Earnings	1,049.1	1,070.5	1,050.5
Total Shareholders’ Equity	2,664.7	2,832.2	2,922.9
Total Liabilities and Shareholders’ Equity	$9,232.6	$8,997.4	$9,227.3

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Nine Months Ended September 30,
(In millions)	2019	2018
Operating Activities:
Net Income	$65.9	$274.6
Gain on Disposition of Non-consolidated Affiliate	(11.2)	—
Losses of Non-consolidated Affiliates	—	20.2
Losses on Disposition of Property, Plant & Equipment	—	1.9
Stock-based Compensation	8.9	9.2
Depreciation and Amortization	460.3	451.0
Deferred Income Taxes	(11.0)	44.0
Qualified Pension Plan Contributions	(13.2)	(1.3)
Qualified Pension Plan Income	(6.9)	(11.1)
Changes in:
Receivables	(77.4)	(280.1)
Income Taxes Receivable/Payable	(24.1)	17.1
Inventories	2.5	(44.5)
Other Current Assets	4.9	4.5
Accounts Payable and Accrued Liabilities	14.2	110.1
Other Assets	(4.8)	(2.0)
Other Noncurrent Liabilities	12.9	(3.8)
Other Operating Activities	(4.4)	(3.5)
Net Operating Activities	416.6	586.3
Investing Activities:
Capital Expenditures	(271.8)	(274.5)
Proceeds from Disposition of Property, Plant and Equipment	—	2.9
Proceeds from Disposition of Non-consolidated Affiliate	20.0	—
Net Investing Activities	(251.8)	(271.6)
Financing Activities:
Long-term Debt Borrowings (Repayments), Net	80.9	(253.7)
Common Stock Repurchased and Retired	(135.6)	(16.8)
Stock Options Exercised	1.5	3.2
Dividends Paid	(98.5)	(100.3)
Debt Issuance Costs	(14.4)	(8.5)
Net Financing Activities	(166.1)	(376.1)
Net Decrease in Cash and Cash Equivalents	(1.3)	(61.4)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.1)	(0.3)
Cash and Cash Equivalents, Beginning of Period	178.8	218.4
Cash and Cash Equivalents, End of Period	$177.4	$156.7

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2019	2018	2019	2018
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$44.2	$195.1	$65.9	$274.6
Add Back:
Interest Expense	63.9	59.2	179.2	184.0
Interest Income	(0.2)	(0.3)	(0.7)	(1.1)
Income Tax (Benefit) Provision	(0.4)	66.3	6.1	88.6
Depreciation and Amortization	156.0	153.6	460.3	451.0
EBITDA	263.5	473.9	710.8	997.1
Add Back:
Restructuring Charges	4.9	3.3	12.7	13.7
Acquisition-related Costs	—	0.4	—	1.0
Environmental Recoveries, Net(b)	—	(88.5)	(4.8)	(88.5)
Information Technology Integration Project(c)	24.5	7.5	60.1	25.5
Certain Non-recurring Items(d)	—	1.7	(11.2)	15.2
Adjusted EBITDA	$292.9	$398.3	$767.6	$964.0

(a)	Unaudited.

(b)
Environmental recoveries, net for the nine months ended September 30, 2019 included $4.8 million of an environmental insurance-related settlement. Environmental recoveries, net for both the three and nine months ended September 30, 2018 included insurance recoveries for environmental costs incurred and expensed in prior periods of $110.0 million. The recoveries are reduced by $21.5 million of legal costs incurred during the nine months ended September 30, 2018 associated with the environmental recovery actions.

(c)
Information technology integration project charges for the three and nine months ended September 30, 2019 and 2018 were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(d)
Certain non-recurring items for the nine months ended September 30, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate. Certain non-recurring items for both the three and nine months ended September 30, 2018 included a $1.7 million loss on the sale of land. For the nine months ended September 30, 2018, certain non-recurring items also included a $21.5 million non-cash impairment charge associated with our investment in non-consolidated affiliates and an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

Olin Corporation
Non-GAAP Financial Measures(a)

The outlook set forth herein is based only upon information available as of the date of this press release. The outlook does not reflect events or transactions that may occur in the remainder of the full year 2019. The outlook set forth herein supersedes all prior outlooks for 2019 previously issued by Olin.

	Full-Year Ended December 31, 2019
(In millions)	Low	High
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$30	$59
Add Back:
Interest Expense, Net(b)	240	240
Income Tax Benefit(c)	(21)	—
Depreciation and Amortization(d)	600	600
EBITDA	849	899
Add Back:
Restructuring Charges	17	17
Environmental Recoveries, Net(e)	(5)	(5)
Information Technology Integration Project(f)	80	80
Certain Non-recurring Items(g)	(11)	(11)
Adjusted EBITDA	$930	$980

(a)	Full year 2019 outlook.

(b)
Interest expense, net is estimated based on Olin’s current capital structure and assuming current interest rates. Full year 2019 interest expense includes $17 million of accretion expense related to the 2020 ethylene payment discount.

(c)	Estimated using the book effective tax rate of 42% before discrete benefits of approximately $25 million.

(d)	The full-year ended December 31, 2019 represents the mid-point of management’s annual depreciation and amortization estimate range of $590 million to $610 million.

(e)	Environmental recoveries, net includes $4.8 million of an environmental insurance-related settlement gain.

(f)
Estimated information technology integration project charges are associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(g)	Certain non-recurring items for the full-year ended December 31, 2019 includes a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.